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EXHIBIT 10.9

FORM OF OFFER LETTER FOR EXECUTIVE OFFICERS

[RIGHTNOW TECHNOLOGIES, INC. LETTERHEAD]

[DATE]

[NAME]
[ADDRESS]
[ADDRESS]

Dear [NAME],

I am pleased to offer you a full-time position with RightNow Technologies as [                        ]. Your responsibilities will include [                        ]. If you accept this offer, you will report to me, the CEO. Your start-date with RightNow will be [                        ].

The compensation for this position consists of On Target Earnings (OTE) of $[                        ] annually, consisting of a base salary of $[SALARY] per year with an on-target bonus potential of $[BONUS] per annum. In addition, subject to approval by the RightNow Board of Directors, you will receive options to purchase [NUMBER OF OPTION SHARES] shares of RightNow common stock which will vest over four years and be governed by the terms of a stock option agreement. The options will be granted effective the date the Board approves them.

You will also be eligible to participate in RightNow's medical benefit package after 30 days of employment in accordance with the terms and conditions of the plan. Benefits and policies, including the 401(k), vacation time and work hours, will be reviewed with you following your hire date. Benefits and policies are subject to change.

Should you decide to accept this offer, as a condition of your employment, you will be required to sign the enclosed Employee Inventions and Proprietary Rights Assignment Agreement prior to the beginning of your employment.

If this offer meets with your approval, please sign your acceptance on the duplicate letter enclosed and return it as soon as possible to [                        ].

I look forward to working with you.

Sincerely,	Accepted:
Greg Gianforte, CEO	[NAME]

SCHEDULE OF MATERIAL DIFFERENCES
TO EXHIBIT 10.9

Name	Letter Date	Salary	Number of Option Shares*		Vesting Acceleration	Bonus	Other Key Terms
Alan A. Rassaby	4/3/00	$140,000	200,000		Acceleration of options in the event of a change of control and change or loss of position within 12 months following the change of control.	Offer letter states Mr. Rassaby is entitled to an on-target bonus potential of $10,000 per annum payable quarterly.
							If Mr. Rassaby's employment is terminated for a reason other than cause, he will be paid salary continuation for 6 months (based on his salary and bonus) and vesting will accelerate on 12.5% of his options.
							Mr. Rassaby is eligible for up to four weeks of vacation each year.
							Offer letter states Mr. Rassaby is entitled to reimbursement of actual and reasonable moving expenses of up to $37,500 and a relocation allowance of $10,000.
Susan J. Carstensen	9/22/99	$100,000	150,000 (at $0.60 per share	)	N/A	N/A	In the event Ms. Carstensen is terminated as a result of a change in more than 50% of the company ownership, she will be entitled to continuance of 6 months of her salary.
							Offer letter states Ms. Carstensen will be elected to the board of directors.
Peter P. Dunning	7/22/03	$250,000	800,000		Acceleration of options in the event of a change of control and change or loss of position within 12 months following the change of control.	Offer letter states Mr. Dunning is entitled to an on-target bonus potential of $125,000 per annum. Offer letter states Mr. Dunning will be paid a one-time $10,000 signing bonus.
							If Mr. Dunning's employment is terminated for a reason other than cause or Mr. Dunning resigns due to significant change in responsibilities or reporting structure, he will be paid salary continuation for 12 months (based on his salary and bonus) and vesting will accelerate on 25% of his options.

Sean C. Forbes	10/6/01	$175,000	780,000		Acceleration of options in the event of a change of control and change or loss of position within 12 months following the change of control.	Offer letter states Mr. Forbes is entitled to an on-target bonus potential of $100,000.
							If Mr. Forbes' employment is terminated for a reason other than cause or Mr. Forbes resigns due to significant change in responsibilities or reporting structure, he will be paid salary continuation for 12 months (based on his salary and bonus) and vesting will accelerate on 25% of his options.

							Offer letter states Mr. Forbes is entitled to up to $100,000 in expense reimbursement to cover (1) housing in Bozeman, Montana and reasonable commuting expenses for one year, (2) reasonable and necessary relocation expenses if Mr. Forbes moves to Bozeman and (3) the amount by which the sale price of Mr. Forbes' Austin, Texas house is less than $560,000.
Michael A. Myer	7/27/98	$65,000	10,000 (at $2.00 per share	)	N/A	N/A	Expected to sign Company's standard developer employment agreement.

This schedule sets forth the material terms, to the extent they are different, of the offer letters with each of the executive officers of RightNow Technologies, Inc. The form is filed herewith.

*
Does not reflect the two-for-three reverse stock split of RightNow Technologies, Inc.'s capital stock that was effected on July 14, 2004, the two-for-one forward stock split of RightNow Technologies, Inc.'s capital stock that was effected on October 25, 1999 or the split of RightNow Technologies, Inc.'s capital stock in the form of a nineteen-for-one stock dividend that was effected on October 7, 1999.

QuickLinks

  EXHIBIT 10.9
FORM OF OFFER LETTER FOR EXECUTIVE OFFICERS
SCHEDULE OF MATERIAL DIFFERENCES TO EXHIBIT 10.9